EXHIBIT 21
ROCK-TENN COMPANY SUBSIDIARIES OF ROCK-TENN COMPANY as of September 30, 2013

PCPC, Inc.	California
Innerpac, LLC	Delaware
Innerpac Holding Company	Delaware
RockTenn - Puerto Rico, Inc.	Puerto Rico
RockTenn - Solvay, LLC	Delaware
RockTenn - Southern Container, LLC	Delaware
Rock-Tenn Astra, LLC	Georgia
Rock-Tenn Canada Holdings, Inc.	Georgia
Rock-Tenn Company of Canada Inc./Compaigne Rock-Tenn Du Canada Inc.	Quebec, Canada
Rock-Tenn Company of Canada Holding Corp./Compaigne de Holdings Rock-Tenn du Canada Corp.	Nova Scotia, Canada
Rock-Tenn Company of Texas	Georgia
Rock-Tenn Converting Company	Georgia
RockTenn CP, LLC	Delaware
Rock-Tenn Financial, Inc.	Delaware
RockTenn HY Holdings	British Virgin Islands
Rock-Tenn Mill Company, LLC	Georgia
Rock-Tenn Partition Company	Georgia
Rock-Tenn Services Inc.	Georgia
Rock-Tenn Shared Services, LLC	Georgia
Rock-Tenn XL, LLC	Georgia
Rock-Tenn XLS, LLC	Georgia
Rock-Tenn XLS II, LLC	Georgia
RTS Embalajes de Argentina	Argentina
RTS Embalajes De Chile Limitada	Chile
RTS Empaques, S. De R.L. de CV	Mexico
RTS Innerpac, Inc.	Delaware
RTS Packaging, LLC	Delaware
RTS Packaging Canada Inc.	Nova Scotia, Canada
RTS Packaging Foreign Holdings, LLC	Georgia
RockTenn - Asia Limited	Hong Kong
Smurfit-Stone (China)	PRC
Smurfit-Stone Container Corp. Charitable Fund	Missouri
Smurfit-Stone Packaging (Dongguan) Co. Ltd.	PRC
RockTenn - International Cooperative U.A.	Netherlands
RockTenn - Mexico S. De R.L. de C.V.	Mexico
Stone Global, Inc.	Delaware
Stone Truepenny International Inc.	British Virgin Islands
Timber Capital Holdings, LLC	Delaware
Timber Note Holdings, LLC	Delaware
Waldorf Corporation	Delaware